Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-126246
Prospectus Supplement No. 1
to Prospectus dated August 29, 2005
17,198,252 Shares
LEAP WIRELESS INTERNATIONAL, INC.
Common Stock

     We are supplementing the prospectus dated August 29, 2005, covering up to 17,198,252 shares of our common stock, par value $0.0001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated October 5, 2005, which was filed with the Securities and Exchange Commission on October 11, 2005.
     This prospectus supplement supplements information contained in the prospectus dated August 29, 2005. This prospectus supplement should be read in conjunction with the prospectus dated August 29, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated August 29, 2005, including any supplements and amendments thereto.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 29, 2005, including any amendment or supplement thereto.
     INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED AUGUST 29, 2005.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is October 19, 2005.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 5, 2005
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)
____________________
(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
Amendment No. 3 to the Amended and Restated System Equipment Purchase Agreement with Nortel Networks Inc.
     On October 11, 2005, Cricket Communications, Inc. (“Cricket,” a wholly owned subsidiary of Leap Wireless International, Inc.) and Nortel Networks Inc. (“Nortel”) entered into Amendment No. 3 to the Amended and Restated System Equipment Purchase Agreement (the “Nortel Amendment”). In the Nortel Amendment, the term of the Amended and Restated System Equipment Purchase Agreement was extended to October 11, 2008 and Cricket, among other things, agreed to purchase a minimum of $90.5 million of products and services from Nortel between October 11, 2005 and the end of the amended contract term. Cricket also agreed to purchase certain minimum configurations of Nortel products and services for the initial build-out of Cricket’s Houston, Temple and Killeen, Texas, and San Diego, California markets (which purchases would apply towards the fulfillment of the foregoing minimum purchase commitment). Nortel, among other things, agreed to provide Cricket with certain pricing discounts and incentives and to make certain technical training available to Cricket personnel.
Amendment No. 8 to the Amended and Restated System Equipment Purchase Agreement with Lucent Technologies Inc.
     On October 5, 2005, Cricket and Lucent Technologies Inc. (“Lucent”) entered into Amendment No. 8 to the Amended and Restated System Equipment Purchase Agreement (the “Lucent Amendment”), effective as of October 1, 2005. In the Lucent Amendment, the term of the Amended and Restated System Equipment Purchase Agreement was extended to September 30, 2008 and Cricket, among other things, agreed to purchase a minimum of $119 million of products and services from Lucent between October 1, 2005 and the end of the amended contract term. Lucent, among other things, agreed to provide Cricket with certain pricing discounts, purchase credits and other incentives.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: October 11, 2005	By:	/s/ Dean M. Luvisa
		Name:	Dean M. Luvisa
		Title:	Acting Chief Financial Officer and Treasurer